EXHIBIT (h)(46)

EXECUTION COPY

AMENDED AND RESTATED
EXPENSE REIMBURSEMENT AGREEMENT

EXPENSE REIMBURSEMENT AGREEMENT (the “Agreement”), dated as of June 24, 2010, as amended and restated as of July 1, 2012, by and between Aston Funds (the “Trust”), on behalf of the series of the Trust set forth in Schedule A (the “Fund”), and Aston Asset Management, LP, a Delaware limited partnership (the “Adviser”).

WHEREAS, the Trust is a Delaware statutory trust, and is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management company of the series type, and the Fund is a series of the Trust;

WHEREAS, the Trust and the Adviser have entered into an Investment Advisory Agreement effective as of April 15, 2010 (the “Advisory Agreement”), pursuant to which the Adviser provides investment management and advisory services to the Fund for compensation based on the value of the average daily net assets of the Fund;

WHEREAS, the Trust and the Adviser have determined that it is appropriate and in the best interests of the Fund and its shareholders to maintain the expenses of the Fund at a level below the level to which the Fund may otherwise be subject;

NOW THEREFORE, the parties hereto agree as follows:

1.	EXPENSE LIMITATION.

1.1              Applicable Expense Limit. To the extent that the ordinary operating expenses incurred by the Fund in any fiscal year, including but not limited to investment advisory fees, but excluding interest, taxes, brokerage commissions, other investment-related costs, extraordinary expenses, such as litigation and other expenses not incurred in the ordinary course of the Fund’s business, and acquired fund fees and expenses (“Fund Operating Expenses”), exceed the Operating Expense Limit, as defined in Section 1.2 below, the Adviser shall be liable for such excess amount (the “Excess Amount”) to the extent set forth in this Agreement. In determining the Fund Operating Expenses, expenses that the Fund incurred but did not actually pay because of expense offset arrangements shall be included.

1.2              Operating Expense Limit. The Operating Expense Limit in any year with respect to the Fund shall be that as set forth in Exhibit A (annualized) of the average daily net assets of the Fund for the class of shares indicated.

1.3              Duration of Operating Expense Limit. The Operating Expense Limit with respect to the Fund shall remain in effect for the term of this Agreement.

1.4              Method of Computation. To determine the Adviser’s obligation with respect to the Excess Amount, each day the Fund Operating Expenses for the Fund shall be annualized. If the annualized Fund Operating Expenses for any day of the Fund exceed the Operating Expense Limit of the Fund, the Adviser shall waive or reduce its investment advisory fee in an amount sufficient to pay that day’s Excess Amount. The Fund may offset amounts owed by the Adviser pursuant to this Agreement against the advisory fee payable to the Adviser. Furthermore, to the extent that the Excess Amount exceeds such waived or reduced investment advisory fee, the Adviser shall reimburse the Fund for any other operating expenses.

2.	REIMBURSEMENT OF FEE WAIVERS AND EXPENSE REIMBURSEMENTS TO ADVISER.

If on any day during which the Advisory Agreement is in effect in respect of a Fund and the estimated annualized Fund Operating Expenses of the Fund for that day are less than the Operating Expense Limit, the Adviser shall be entitled to reimbursement by the Fund of the investment advisory fees waived or reduced and any other expense reimbursements or similar payments remitted by the Adviser to the Fund pursuant to Section 1 hereof from commencement of operations through the completion of the first three full fiscal years (an “Adviser Reimbursement Amount”) for a period of up to three years from the fiscal year end during which such amount was waived or reduced, to the extent that the annualized Fund Operating Expenses plus the amount so reimbursed equals, for such day, the Operating Expense Limit, provided that such amount paid to the Adviser will in no event exceed the Adviser Reimbursement Amount and will not include any amounts previously reimbursed. The Adviser Reimbursement Amount will be accrued daily and paid monthly in arrears.

3.	TERM AND TERMINATION OF AGREEMENT.

This Agreement shall have an initial term as set forth in Schedule A, and shall continue in effect thereafter for subsequent one year periods unless terminated by the Adviser prior to the end of the preceding term. This Agreement shall terminate upon the termination of the Advisory Agreement. The obligations of the Adviser under Section 1 of this Agreement and of the Fund under Section 2 of this Agreement shall survive the termination of this Agreement solely as to expenses and obligations incurred prior to the date of such termination.

4.	MISCELLANEOUS.

4.1              Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

4.2              Interpretation. Nothing herein contained shall be deemed to require the Trust or the Fund to take any action contrary to the Trust’s Trust Instrument or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust’s Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust or the Fund.

4.3              Definitions. Any question of interpretation of any term or provision of this Agreement, including but not limited to the investment advisory fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Advisory Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Advisory Agreement or the 1940 Act.

4.4              Prior Agreement. For the avoidance of doubt, the Adviser and the Trust each acknowledge and agree that all of the obligations of such party outstanding under the prior

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expense reimbursement agreement dated June 24, 2010 as of the date hereof are hereby assumed by such party.

4.5              Amendments. This Agreement may be amended only by a written agreement signed by each of the parties hereto.

4.6              Limitation of Liability. This Agreement is executed by or on behalf of the Trust, and Adviser is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Trust Instrument and agrees that the obligations assumed by the Trust pursuant to this Agreement shall be limited in all cases to the Trust and its assets, and Adviser shall not seek satisfaction of any such obligations from the trustees, officers or shareholders of the Trust.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized and their respective corporate seals to be hereunto affixed, as of the day and year first above written.

ASTON FUNDS

By:	/s/ Gerald F. Dillenburg
Name:	Gerald F. Dillenburg
Title:	Senior Vice President, Secretary and Treasurer

ASTON ASSET MANAGEMENT, LP

By:	/s/ Kenneth C. Anderson
Name:	Kenneth C. Anderson
Title:	President

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SCHEDULE A

Fund	Initial Term	Class N	Class I
ASTON/Barings International Fund	February 28, 2011	1.40%	1.15%
ASTON/Cardinal Mid Cap Value Fund	February 28, 2011	1.40%	-
ASTON Dynamic Allocation Fund	February 28, 2011	1.30%	-
ASTON Dynamic Allocation Fund	February 28, 2012	-	1.05%
ASTON/Herndon Large Cap Value Fund	April 1, 2011	1.30%	-
ASTON/Herndon Large Cap Value Fund	February 28, 2012	-	1.05%
ASTON/Lake Partners LASSO Alternatives Fund	February 28, 2011	1.45%	1.20%
ASTON/Anchor Capital Enhanced Equity Fund	February 28, 2011	1.40%	1.15%
ASTON/Montag & Caldwell Mid Cap Growth Fund	February 28, 2011	1.25%	-
ASTON/Neptune International Fund	February 28, 2011	1.27%	1.02%
ASTON/River Road Select Value Fund	February 28, 2011	1.50%	1.25%
ASTON Small Cap Growth Fund	February 28, 2012	1.35%
ASTON Small Cap Growth Fund	May 31, 2012	-	1.10%
ASTON/River Road Independent Value Fund	February 28, 2012	1.42%
ASTON/River Road Independent Value Fund	May 31, 2012	-	1.17%
ASTON/River Road Long-Short Fund	February 28, 2012	1.70%	-
ASTON/DoubleLine Core Plus Fixed Income Fund	July 31, 2012	0.94%	0.69%
ASTON/Silvercrest Small Cap Fund	February 28, 2013	1.40%	1.15%
ASTON/River Road Dividend All Cap Value Fund II	June 30, 2013	1.30%	1.05%

        Amended and Restated: July 1, 2012